FOXPETROLEUM

SECURING TOMORROW'S ENERGY

Senergy Limited
15/16 Bon Accord Crescent
Aberdeen
AB11 6DE

Dear Sirs

Provision of the Byford Dolphin Semi Submersible Rig by Senergy
Letter of Commitment

WHEREAS

A We wish to carry out a well programme, a summary of which is set out below (hereafter referred to as the "Programme"), requiring a Mobile Semi Submersible Rig, a project management team and all well execution support services.

B Senergy Limited ("Senergy") has a formal opportunity to contract the Byford Dolphin Semi Submersible Rig ("Rig") at a base operating rate of $385,000 (subject to Dolphin Drilling Limited's confirmation of the Rig's continued availability for a term to include the Programme) and is willing to offer this under an assignment or re-supply contract to carry out the Programme.

C Senergy has the competency, capacity, knowledge, experience and systems to provide a project management team and all well execution support services for the Programme.

Summary well work description:

As detailed in the attached predrill data package document title "Bourbon draft" reference Valliant/Fox dated 11.04.08

We reserve the right to substitute alternative well work of similar duration within the UKCS North Sea and the capability of the Rig.

1. We now commit to:

a) enter into a rig re-supply or rig assignment contract ("Assignment") with Senergy to use the Rig, on terms identical, mutatis mutandis, to the extension (to be finalised with the rig owner) of drilling contract no SENRIG/002/2007/DOLPHIN/01 (executed on 12th December 2007) including Variation 1, (subject to our review and acceptance of the terms thereof, such acceptance not to be unreasonably withheld or delayed) at the base operating rate of $385,000 per day.

b) enter into a well project management and integrated services contract with Senergy to manage the Programme on the Rig under the commercial and contractual terms based on the Logic standard contract for Well Services Edition 2 – March 2001 and substantially similar to those provided to us by Senergy (subject to our review and acceptance of the terms thereof, such acceptance not to be unreasonably withheld or delayed).

64 Knightsbridge / London SW1X 7JF / England / Tel: +44 207 590 9630 / Fax: +44 207 590 9631
NASDAQ OTCBB: FXPE Corporate Communications: 1 888 369 4744 ir@foxpetro.com

FOXPETROLEUM
SECURING TOMORROW'S ENERGY

c) enter into a side letter agreement with Senergy and its other clients who will be using the Rig under parallel agreements similar to the Assignment to share any mobilisation and demobilisation or other costs that can reasonably and equitably be shared on a pro-rata basis (based on rig days used).

c) provide reasonable and appropriate financial assurances (in the form of a Bank Guarantee or Letter of Credit, Escrow Agreement, Parent Company Guarantee or similar), acceptable to Senergy and or and or the Rig owner (at their reasonable discretion), and its or their associated financial institutions, in respect of its obligations under the Assignment and in respect of Senergy's obligations to pay for the provision of third party services as reasonably requested by Senergy;

d) purchase, provide or have provided any insurance cover normally held by an operator for the carrying out of well operations and / or as required by the contracts referenced at (a) and (b) above; and

e) subject to the above, to commit to a slot duration of **22** days with a commencement date no earlier than **October 01 2008**, with the following additional time constraints. **NONE**.

2. We represent that, to the best of our knowledge at the date hereof, the duration noted in point 1 e) above is a reasonable estimate of the firm duration of our Programme including mob / demob and abandonment / suspension. [In addition the Programme has up to **0** days contingent [to sidetrack / well test, as appropriate]]

3. We reasonably expect to be able to provide the appropriate financial assurances by 01 July 2008 or the date falling ninety (90) days prior to the anticipated commencement date whichever is the later.

4 This letter of commitment is valid until the earlier of:

a) Notification from Senergy that no slot is available on the Rig that meet the time constraints given in item I e) above;
b) 31st **May** 2008, unless extended in writing;

unless Senergy has entered into a contract for the Rig including our Programme, in which case the term of this letter of commitment endure until its commitments are met.

5 We undertake to treat this letter and all documents forwarded to us by Senergy associated with the Rig offer and the provision of well project management and integrated services as confidential material for the duration of this Letter of Commitment and for a period of thirty six (36) months thereafter, on the basis that you likewise treat all documents and information including without limitation the information related to our well programme confidential on the same basis.

64 Knightsbridge / London SW1X 7JF / England / Tel: +44 207 590 9630 / Fax: +44 207 590 9631
NASDAQ OTCBB: FXPE Corporate Communications: 1 888 369 4744 ir@foxpetro.com

6.

On Senergy’s formal acceptance of this Letter of Commitment, Senergy commits the Assignment of the Rig to us, subject to Senergy finalising negotiations with the Rig owner and contracting the Rig, our compliance with the terms of this letter and sufficient duration remaining in the term of that contract to carry out our well programme.

7.

In consideration of Senergy incurring time and expense in negotiating rights to provide the Rig, we undertake to Senergy, with the intention that such undertakings shall constitute legal obligations binding on us, as follows:

	a)	to procure compliance for the duration of this letter of commitment with the provisions of this letter by ourselves and the employees, agents and advisers of ourselves and our affiliates;

b)

in acknowledgement of the value provided to us with this rig opportunity, to pay Senergy 1.75% of the operating rig rate, for the duration of the use of the rig under the contract referenced in item 1a) above, if we use the rig, but do not use Senergy’s integrated project management services as outlined in the documents referenced in item 1b) above.

8.

This letter (including in particular the undertakings set out in paragraphs 1, 5, 6 and 7 shall be construed in accordance with and government by the laws of England and we irrevocably submit to the exclusive jurisdiction of the English courts to settle any disputes which may arise out of or in connection with this letter.

Yours faithfully
	Richard Moore	Name
/s/ Richard Moore	CEO & President	Position
	15th April 2008	Date
Signature
For and on behalf of Fox Petroleum Inc.
Accepted
	Ian Williamson	Name
/s/ Ian Williamson	Director	Position
	5 May 2008	Date
Signature
For and on behalf of Fox Petroleum Inc.